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                                                                     Exhibit 4.1

                                                                  EXECUTION COPY

                       FOCAL COMMUNICATIONS CORPORATION

                     Non-Qualified Stock Option Agreement
                     ------------------------------------
      (Time-Based Optioned Shares and Performance-Based Optioned Shares)

     THIS AGREEMENT (the "Agreement") is made as of June 1, 2000 (the "Date of Grant") by and between Focal Communications Corporation, a Delaware corporation (the "Company"), and ((FirstName)) ((LastName)) (the "Optionee").

          1.  Definitions.

          (a) Capitalized terms used herein without definition shall have the meanings assigned to them in the Company's 1998 Equity and Performance Incentive Plan (the "Plan").

          (b)  "Catch-up Period" shall have the meaning assigned to it in
     Section 4(c).

          (c) "Nasdaq Telecom Index" shall mean the Nasdaq Telecommunications Index or, if such index is at any time no longer maintained, a successor index selected by the Compensation Committee of the Board of Directors of the Company in its discretion.

          (d) "Performance-Based Optioned Shares" shall mean Optioned Shares that vest in accordance with Section 4(b) of this Agreement.

          (e) "Period," "Period Commencement Date," and "Period Termination Date" shall have the meanings assigned to them in Section 4(b) of this Agreement.

          (f) "Successor Entity" shall mean a successor to the Company by merger, consolidation, or other business combination, or a purchaser of all or substantially all of the Company's assets or a majority of the Company's outstanding voting securities, as the case may be.

          (g) "Time-Based Optioned Shares" shall mean Optioned Shares that vest in accordance with Section 4(a) of this Agreement.

          (h) "Voting Power" shall mean, at any time, the votes relating to the then-outstanding securities entitled to vote generally in the election of Directors.

          2. Grant of Stock Option. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to Optionee, as of the Date of Grant, a stock option (the "Option") to purchase ((Shares)) shares of Common Stock (the "Optioned Shares"), consisting of [**no.] Time-Based Optioned Shares and [**no.] Performance-Based Optioned Shares. The Option may be exercised from time to

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time in accordance with the terms of this Agreement. The price at which the
Optioned Shares may be purchased pursuant to this Option shall be $29.875 per share, subject to adjustment as hereinafter provided (the "Option Price"). The Option is intended to be a non-qualified stock option and shall not be treated as an "incentive stock option" within the meaning of that term under Section 422 of the Internal Revenue Code, or any successor provision thereto.

          3. Term of Option. The term of the Option shall commence on the Date of Grant and, unless earlier terminated in accordance with Section 7, shall expire ten years from the Date of Grant.

          4.  Vesting of Option.

          (a)  Vesting Schedule for Time-Based Optioned Shares.  Subject to the
               -----------------------------------------------
     expiration or earlier termination of the Option, and except as otherwise provided in Sections 4(g) and 4(h), the Option shall vest and become exercisable with respect to the following percentages of the Time-Based Optioned Shares on the following vesting dates, provided that Optionee is then employed by the Company and shall have been continuously employed by the Company from the Date of Grant through such dates:

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    Vesting Date                              Cumulative Percentage of Options
    ------------                              Vested on such Vesting Date
                                              ---------------------------
    ---------------------------------------------------------------------------

    12-month anniversary of Date of Grant     25%
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    18-month anniversary of Date of Grant     37.5%
    ---------------------------------------------------------------------------

    24-month anniversary of Date of Grant     50%
    ---------------------------------------------------------------------------

    30-month anniversary of Date of Grant     62.5%
    ---------------------------------------------------------------------------

    36-month anniversary of Date of Grant     75%
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    42-month anniversary of Date of Grant     87.5%
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    48-month anniversary of Date of Grant     100%
    ---------------------------------------------------------------------------

          (b) Vesting Schedule for Performance-Based Optioned Shares.  Subject
              ------------------------------------------------------
     to the expiration or earlier termination of the Option, provided that Optionee is then employed by the Company and shall have been continuously employed by the Company

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     from the Date of Grant through such dates, and except as otherwise provided in Sections 4(g) and 4(h), the Option shall vest and become exercisable with respect to 25% of the Performance-Based Optioned Shares if, as of any Period Termination Date, the per share price performance of the Common
     Stock on the Nasdaq National Market from the respective Period Commencement Date to such Period Termination Date was in the top quartile when compared to the per share price performance during such Period of all companies whose common stock was included in the Nasdaq Telecom Index on such Period Termination Date.

         -------------------------------------------------------------------
            Period        Period Commencement Date      Period Termination
            ------        ------------------------      ------------------
                                                               Date
                                                               ----
         -------------------------------------------------------------------
              1                 June 1, 2000               May 31, 2001
         -------------------------------------------------------------------
              2                 June 1, 2001               May 31, 2002
         -------------------------------------------------------------------
              3                 June 1, 2002               May 31, 2003
         -------------------------------------------------------------------
              4                 June 1, 2003               May 31, 2004
         -------------------------------------------------------------------


          (c)  Catch-up for Unvested Performance-Based Optioned Shares.  If any
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     Performance-Based Optioned Shares do not vest on a Period Termination Date because of the application of Section 4(b), provided that Optionee is then employed by the Company and shall have been continuously employed by the Company from the Date of Grant through such dates, and except as otherwise provided in Sections 4(g) and 4(h), all such unvested Performance-Based Optioned Shares shall vest and become exercisable on such or a subsequent Period Termination Date if, as of the subject Period Termination Date, the per share price performance of the Common Stock from the Date of Grant to such Period Termination Date (a "Catch-up Period") was in the top quartile when compared to the per share price performance during such Catch-up Period of all companies whose common stock was included in the Nasdaq Telecom Index on such Period Termination Date.

          (d)  Cliff Vesting for Performance-Based Optioned Shares.
               ---------------------------------------------------
     Notwithstanding Sections 4(b) and (c), any unvested Performance-Based Optioned Shares shall vest and become exercisable on May 31, 2010, provided that Optionee is then employed by the Company and shall have been continuously employed by the Company from the Date of Grant through such date.

          (e)  Exercise in Whole or in Part.  To the extent the Option is
               ----------------------------
     exercisable, it may be exercised in whole or in part. In no event shall Optionee be entitled to acquire a fraction of one Optioned Share pursuant to the Option. Optionee shall be entitled to the privileges of ownership with respect to Optioned Shares purchased and delivered to him or her only upon the exercise of all or part of the Option.

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          (f)  Conversion of Options.  If the outstanding shares of Common
               ---------------------
     Stock are converted into or exchanged for a different number or kind of shares or other securities or other consideration, the Option shall be exchanged for or otherwise converted into economically and otherwise substantively equivalent (as determined by the Board in its good faith discretion in accordance with the Plan) options to purchase shares of stock or other equity securities of any Successor Entity.

          (g)  Acceleration of Vesting upon Discharge in Anticipation of or
               ------------------------------------------------------------
     Following a Change in Control.  If Optionee's employment is terminated by
     -----------------------------
     the Company in connection with or anticipation of a Change in Control, or if Optionee's employment is terminated by the Company or a Successor Entity at any time during the one-year period commencing on the date of a Change in Control, the Optioned Shares shall automatically vest and become immediately exercisable upon such termination of employment as follows:
     (i) all of the Time-Based Optioned Shares shall automatically vest and become immediately exercisable upon such termination and (ii) the Performance-Based Optioned Shares subject to vesting in Periods ending on or after the date of termination of employment (but not Performance-Based Optioned Shares that did not vest on Period Vesting Date that occurred prior to the date of termination of employment because of the application of Section 4(b)) shall automatically vest and become immediately exercisable upon such termination. For the purpose of this Section 4(g), Optionee's employment shall be deemed to have been terminated by the Company or a Successor Entity if Optionee's employment is actually terminated by the Company or a Successor Entity or is terminated by Optionee at any time during the one-year period commencing on the date of a Change in Control as a result of any of the following occurring in connection with or anticipation of a Change in Control: (i) a material reduction in Optionee's total compensation without Optionee's consent (it being understood that a change in the form or measure of compensation, including but not limited to a change from salary-based compensation to commission-based compensation or a rearrangement of Optionee's compensation package to include a different combination of salary, bonus, commission, options, or other equity incentives, etc., shall not in and of itself constitute such a reduction), (ii) a significant adverse change in the nature or scope of Optionee's authority, power, function, responsibilities, or duties, or (iii) a relocation of Optionee's place of employment to a site that is more than 35 miles from Optionee's place of employment immediately prior to the Change in Control without Optionee's consent.

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          (h)  Acceleration of Vesting Upon Retirement, Disability, or Death. In
               -------------------------------------------------------------
     the event of (i) Optionee's retirement from the Company after attaining age 65, or, in the Board's sole discretion, Optionee's retirement after attaining age 55 but not age 65, (ii) Optionee's Disability (as defined in Section 7) if Optionee becomes Disabled while an employee of the Company and such Disability results in Optionee's separation of employment from the Company, or (iii) the death of Optionee if such death occurs while Optionee is employed by the Company, all Optioned Shares that would be subject to vesting within one year after the occurrence of such event (except for Performance-Based Optioned Shares that did not vest on Period Vesting Date that occurred prior to the date of termination because of the application of Section 4(b)), shall automatically vest and become immediately exercisable.

          5. Transferability of Option. The Option granted hereby shall be neither transferable nor assignable by Optionee other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of Optionee, only by Optionee or, in the event of his or her legal incapacity, by his or her guardian or legal representative acting on behalf of Optionee. Any purported transfer or encumbrance in violation of the provisions of this Section 5 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Option.

          6. Notice of Exercise; Payment. To the extent then exercisable, the Option may be exercised by written notice to the Company stating the number of Optioned Shares for which the Option is being exercised and the intended manner of payment. The date of such notice shall be the exercise date. Payment equal to the aggregate Option Price of the Optioned Shares being exercised shall be tendered in full with the notice of exercise to the Company either (i) in cash or by check acceptable to the Company, (ii) by the tender to the Company of shares of Common Stock owned by Optionee for at least 6 months and registered in the name of Optionee having an aggregate fair market value on the date of exercise equal to the total Option Price, such fair market value to be determined based on the Market Value per Share on the date of exercise, (iii) by delivery of irrevocable instructions to a financial institution or broker to deliver promptly to the Company sale or loan proceeds with respect to the shares sufficient to pay the total Option Price, or (iv) by any combination of the payment methods specified in clauses (i) through (iii) hereof. Within ten days thereafter, the Company shall direct the due issuance of the Optioned Shares so purchased.

          7. Conditions and Limitations on Right to Exercise Option. Notwithstanding the provisions of Sections 3 and 4:

          (a) Except as otherwise provided in Section 7(b), the Option may not be exercised unless Optionee is, at the time of exercise, an employee of the Company or a Subsidiary (as defined in the Plan) and has been employed by the Company or a Subsidiary continuously since the Date of Grant. If Optionee returns to active employment with the Company or a Subsidiary after having been on an approved leave of absence from the Company or a Subsidiary, Optionee shall be treated as if continuously employed during the period of such leave of absence. The Option may not, however, be

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     exercised by Optionee while on a leave of absence from active employment with the Company or a Subsidiary, unless such exercise is expressly approved in writing by the Board; and

          (b) (i) If Optionee ceases to be employed by the Company or a Subsidiary (other than by reason of death, Disability, or retirement), the Option, to the extent Optionee was entitled to exercise it at the date of termination of employment, may be exercised at any time within 30 days after such termination but not after the date of termination of the Option. Any part of the Option not so exercised shall expire. Notwithstanding the foregoing, if Optionee's employment is terminated for Cause (as defined below), then the Option shall terminate and be unexercisable.

               (ii) If Optionee's employment is terminated by reason of retirement, Disability or death, all or any part of the Option that has vested but not yet been exercised, or that is subject to vesting under
     Section 4(h), may be exercised at any time within one year after such termination but not after the date of expiration of the Option.

          As used in this Agreement, "Cause" means (i) Optionee's willful or repeated failure substantially to perform the duties of his or her position with the Company (other than any such failure resulting from his or her Disability (as defined below)), which failure is not or cannot be cured within five business days after the Company has given written notice thereof to Optionee specifying in detail the particulars of the acts or omissions deemed to constitute such failure; (ii) the engaging by Optionee in willful misconduct which is materially injurious to the Company; (iii) the engaging by Optionee in any act of moral turpitude that is reasonably likely to materially and adversely affect the Company or its business; or (iv) Optionee's conviction of, or entry of a plea of nolo contendere with respect to, any felony. For purposes of this definition, no act, or failure to act, on Optionee's part shall be considered "willful" unless done, or omitted to be done, by Optionee in bad faith and without reasonable belief that Optionee's action or omission was in the best interests of the Company. Optionee shall not be deemed to have been terminated for Cause unless and until the board finds that Optionee's termination for Cause is justified and has given Optionee written notice of termination, specifying in detail the particulars of Optionee's conduct found by the Board to justify such termination for Cause.

          As used in this Agreement, "Disability" means Optionee's inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively Optionee's duties and obligations to the Company or to participate effectively and actively in the management of the Company for a period of six months, as determined by the Board in its good faith discretion.

          The Option shall not be exercisable for any number of Optioned Shares in excess of the number of Optioned Shares for which the Option is then exercisable under Sections 4 on the date of termination of employment.

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          8.  No Employment Contract.  Nothing contained in this Agreement shall confer upon Optionee any right with respect to continuance of employment by the Company or a Subsidiary, or limit or affect in any manner the right of the Company or a Subsidiary to terminate the employment or adjust the compensation of Optionee.

          9. Taxes and Withholding. If the Company or any Subsidiary shall be required to withhold any federal, state, local or foreign tax in connection with the exercise of the Option, and the amounts available to the Company or such Subsidiary for such withholding are insufficient, Optionee shall pay the tax or make provisions that are satisfactory to the Company or such Subsidiary for the payment thereof. Optionee may elect to satisfy all or any part of any such withholding obligation by surrendering to the Company a portion of the Optioned Shares that are issued or transferred to Optionee upon the exercise of the Option, and the Optioned Shares so surrendered by Optionee shall be credited against any such withholding obligation at the Market Value per Share of such shares on the date of such surrender.

          10. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Option shall not be exercisable if the exercise thereof would result in a violation of any such law.

          11. Adjustments. The Board shall make or provide for such adjustments in the number of Optioned Shares covered by the Option, in the Option Price applicable to the Option, and in the kind of shares covered thereby, as the Board may determine is equitably required to prevent dilution or enlargement of Optionee's rights that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Board may provide in substitution for the Option such alternative consideration as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of the Option.

          12. Available Shares. The Company shall at all times until the expiration of the Option reserve and keep available, either in its treasury or out of its authorized but unissued shares of Common Stock, the full number of Optioned Shares deliverable upon the exercise of the Option.

          13. Relation to Other Benefits. Any economic or other benefit to Optionee under this Agreement shall not be taken into account in determining any benefits to which Optionee may be entitled under any profit-sharing, retirement, or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

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          14.  Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Optionee under this Agreement without Optionee's consent.

          15. Rights as a Stockholder. Optionee shall have none of the rights of a stockholder with respect to the shares of Common Stock subject to the Option until such shares are issued to Optionee upon exercise of the Option.

          16. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

          17. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between this Agreement and the Plan, the Plan shall govern. The Board acting pursuant to the Plan, as constituted from time to time, shall, except as otherwise expressly provided herein, has the right to determine any questions that arise in connection with the Option or its exercise.

          18. Successors and Assigns. Without limiting Section 5 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee, and the successors and assigns of the Company.

          19. Notices. Any notice to the Company provided for herein shall be in writing to the Company, marked Attention: Corporate Secretary at Focal Communications Corporation, 200 North LaSalle Street, Chicago, Illinois 60601, and any notice to Optionee shall be addressed to Optionee at his or her address currently on file with the Company. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when hand delivered, or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service, addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified, except that notices of changes of address shall be effective only upon receipt.

          20. Governing Law. The laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof, shall govern the interpretation, performance, and enforcement of this Agreement.

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          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer as of the day and year first above written.

                                        FOCAL COMMUNICATIONS CORPORATION


                                        By: _________________________
                                               Robert C. Taylor
                                               President and CEO

          The undersigned Optionee hereby acknowledges receipt of an executed original of this Agreement and accepts the Option granted hereunder, subject to the terms and conditions of the Plan and the terms and conditions hereinabove set forth.

Dated:  June 1, 2000.


                                        _____________________________________
                                        (Signature of Optionee)



                                        _____________________________________
                                        Name (printed or typed)

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